PRESS RELEASE OF FSB COMMUNITY BANKSHARES, INC.

February 4, 2011

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Community Bankshares, Inc.
Tel (585) 223-9080

FSB COMMUNITY BANKSHARES, INC.
ANNOUNCES QUARTERLY AND ANNUAL RESULTS

Fairport, New York, February 4, 2011: FSB Community Bankshares, Inc. (the “Company”) (OTC Bulletin Board: FSBC), the mid-tier stock holding company of Fairport Savings Bank (the “Bank”), reported net income of $60,000 for the quarter ended December 31, 2010 compared to net income of $24,000 for the quarter ended December 31, 2009.  Net income per basic share was $0.03 for the quarter ended December 31, 2010 compared to net income per basic share of $0.01 for the quarter ended December 31, 2009.  The Company’s net interest margin for the quarter ended December 31, 2010 increased 22 basis points to 2.38% from 2.16% for the quarter ended December 31, 2009.

For the year ended December 31, 2010, the Company reported net income of $220,000 compared to net income of $68,000 for the year ended December 31, 2009. Net income per basic share for the year ended December 31, 2010 was $0.13 compared to net income per basic share of $0.04 for the year ended December 31, 2009.  The Company’s net interest margin for the year ended December 31, 2010 increased 8 basis points to 2.34% from 2.26% for the year ended December 31, 2009.  The year over year net income improvement of $152,000 was primarily attributable to an increase in net interest income of $318,000, an increase in other income of $625,000, and a $7,000 decrease in provision for loan losses, partially offset by a $730,000 increase in other expense, and an increase in income taxes of $68,000. The $318,000 increase in net interest income was generated through substantially lower deposit and borrowing costs, which offset a decline in the yield on earning assets.  The $625,000 increase in other income resulted from realized gain on sale of securities, Bank owned life insurance income, realized gain on sale of loans, and other miscellaneous income, mainly mortgage fees, partially offset by a decrease in deposit service fees and realized loss on sale of foreclosed real estate.  A substantial portion of the increase in other income was attributable to realized gain on sale of loans and mortgage fees associated with the growth in mortgage loan production in 2010 from the contribution of our new loan origination offices opened in January 2010.  The $730,000 increase in other expense was the result of increases in salaries and employee benefits, occupancy, equipment, electronic banking, directors’ fees, and other miscellaneous expense, partially offset by decreases in data processing costs, advertising, and FDIC premium expense.  This increase in other expense was primarily attributable to the new loan origination division with increased commissions generated by loan originations, salary costs associated with additional support staff required for loan growth, additional occupancy and equipment expenses. Also contributing to the increased salaries and benefits, occupancy, and equipment expenses was a full year of costs associated with the Webster branch that opened in the latter part of 2009.

At December 31, 2010, the Company had $212.4 million in consolidated assets, a decrease of $2.0 million compared to $214.4 million at December 31, 2009.  The modest decrease in assets year over year was the result, in part, of management’s continued effort to reduce costs through disciplined deposit pricing and management’s ongoing strategy of selling long-term fixed rate mortgage loans in this low interest rate environment.  Balance sheet management with pricing discipline for funding sources including deposits and borrowings has had a positive impact on the Company’s net interest margin.  The balance sheet is highly liquid and the Bank continues to be “well capitalized” as defined by bank regulation.   Net loans receivable decreased by $1.9 million at December 31, 2010 to $114.5 million compared to $116.4 million at December 31, 2009. The Bank sold $10.4 million of long-term fixed rate conventional mortgage loans and FHA mortgage loans as a balance sheet management strategy during 2010 to reduce interest rate risk. The Bank sold these loans at a gain of $398,000 which was recorded in non-interest income.  The Bank ended December 31, 2010 with $19.1 million in mortgage loans sold and will realize servicing income on these loans as long as these loans have outstanding balances. As a result of management’s decision to replace wholesale borrowings through core deposit growth, the Company decreased its Federal Home Loan Bank advance position by $7.9 million, or 22.7%, to $26.7 million at December 31, 2010 from $34.6 million at December 31, 2009. The Company has managed down deposit costs as market interest rates remain at historically low levels. Total deposits increased by $5.9 million, or 3.8%, to $162.4 million at December 31, 2010 from $156.5 million at December 31, 2009.  The Company has reviewed its investment securities portfolio totaling $79.8 million at December 31, 2010, and concluded that no other-than-temporary impairment charges were required during 2010.  The Company does not hold any mortgage-backed securities collateralized by sub-prime mortgages, Freddie Mac or Fannie Mae preferred stock, trust preferred securities or common stock of other banks. Stockholders’ equity at December 31, 2010 was $20.5 million, or 9.7% of assets.

The credit quality of the Bank’s loan portfolio remains solid.  The Bank continues to have no involvement in, and has no exposure to, sub-prime lending activities.  The Bank ended the fourth quarter of 2010with net loans receivable of $114.5 million and $342,000 in loans held for sale, with no non-performing loans at December 31, 2010.  At December 31, 2010 management has evaluated the Bank’s loan loss reserve and believes it is adequately funded based on the quality of the current loan portfolio.

FSB Community Bankshares, MHC owns 53% of the outstanding common stock of the Company. The Company is a federally chartered corporation. The Bank, the wholly owned subsidiary of the Company, conducts business from its main office in Fairport, New York and three branches located in Penfield, New York, Irondequoit, New York, and Webster, New York. The Bank’s principal business consists of originating one-to-four-family residential real estate mortgages, home equity loans and lines of credit, and to a lesser extent, commercial real estate, multi-family, construction, and other consumer loans.  The Bank has three mortgage origination offices located in Pittsford, New York, Canandaigua, New York, and Watertown, New York. The Bank attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Oakleaf Services Corporation, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Balance Sheet Information
December 31, 2010 and December 31, 2009
(Dollars in thousands, except per share data)

	(Unaudited)
Assets	December 31, 2010	December 31, 2009

Assets	$212,407	$214,443
Cash and Cash Equivalents	7,834	5,965
Investment Securities	79,817	81,581
Loans Held for Sale	342	—
Net Loans Receivable	114,477	116,372
Deposits	162,406	156,510
Short-term and long-term borrowings	26,732	34,590
Total stockholders’ equity	20,492	20,350
Book value per share	11.85	$11.79
Stockholders’ equity to total assets	9.65%	9.49%

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Statement of Income Information
Three Months and Years Ended December 31, 2010 and December 31, 2009
(Dollars in thousands, except per share data)

	(Unaudited)		(Unaudited)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2010	2009	2010	2009

Interest and Dividend Income	$2,024	$2,355	$8,606	$9,565
Interest Expense	803	1,210	3,754	5,031
Net Interest Income	1,221	1,145	4,852	4,534
Provision for Loan Losses	7	7	21	28
Net Interest Income after Provision for Loan Losses	1,214	1,138	4,831	4,506
Other Income	439	161	1,302	677
Other Expense	1,574	1,316	5,868	5,138
Income (Loss) Before Income Taxes	79	(17)	265	45
Provision (benefit) for Income Taxes	19	(41)	45	(23)
Net Income	60	24	220	68

Basic earnings per common share	$0.03	$0.01	$0.13	$0.04
Basic average common shares outstanding (In thousands)	1,729	1,726	1,728	1,724